EXHIBIT D

EQUITY COMMITMENT LETTER

September 19, 2008

To:	EGS Acquisition Co LLC

Re:	Equity Commitment

Ladies and Gentlemen:

1.         Reference is made to the Acquisition Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Acquisition Agreement”), between EGS Acquisition Co LLC (“Purchaser”) and eTelecare Global Solutions, Inc. (the “Company”), pursuant to which Purchaser has agreed, among other things and subject to the terms and conditions of the Acquisition Agreement, to commence a tender offer to purchase all of the Company’s issued and outstanding common shares, par value PhP2.00 per share, listed on the Philippine Stock Exchange, Inc. and all of the Company’s issued and outstanding American Depository Shares traded on the Nasdaq Global Market (the “Transactions”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Acquisition Agreement. The persons listed on Exhibit A are collectively referred to herein as the “Investors”, each an “Investor”. This letter is being delivered by the undersigned to Purchaser in connection with the execution of the Acquisition Agreement, as of the date hereof, by Purchaser. All references to “$” in this letter shall be to United States Dollars.

2.         In the event of the satisfaction or waiver by Purchaser of the Tender Offer Conditions in accordance with the terms of the Acquisition Agreement, we agree that on the Acceptance Date the undersigned will contribute or cause to be contributed to Purchaser up to $150,000,000 (such amount, the “Commitment Amount”), which amount shall be used by Purchaser together with the equity proceeds from the other Commitment to fund the Offer Price, pay any other amounts to be paid by Purchaser to any person on the Acceptance Date on the terms set forth in the Acquisition Agreement and pay for related expenses. The undersigned will not be under any obligation pursuant to the preceding sentence unless and until the Tender Offer Conditions are satisfied or waived by Purchaser in accordance with the terms of the Acquisition Agreement.  The undersigned will not be under any obligation under any circumstances to contribute or cause to be contributed more than the Commitment Amount to Purchaser.  At the option and direction of Purchaser, the undersigned will fund the Commitment Amount in part on the Acceptance Date (or such other date thereafter as directed by Purchaser) and thereafter from time to time as directed by Purchaser; provided that Purchaser shall, to the extent reasonably practicable, direct the undersigned to fund portions of the Commitment Amount pro rata with the other Investor funding commitment amounts pursuant to the other Commitment.

3.         This letter and the obligation of the undersigned to fund the Commitment Amount will terminate automatically and immediately (without any further action on the part of any undersigned person or any other person) upon the earlier to occur of (a) the Acceptance Date, upon discharge of its obligations hereunder, (b) the termination of the Acquisition Agreement

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pursuant to its terms, or (c) the Company or any of its Affiliates asserting in any litigation or other proceeding any claim against any Investor or its Affiliates, including under any limited guarantee of even date herewith of any Investor (each, a “Limited Guarantee”).

4.         The undersigned’s obligation to fund the Commitment may not be assigned, except as permitted in this paragraph. Subject to the terms of any Interim Investors Agreement or similar agreement entered into by and between the Investors on or after the date hereof in connection with the Transactions, the undersigned may assign all or a portion of its obligations to fund the Commitment to any of the undersigned’s Affiliates and/or limited partners; provided, that, except to the extent otherwise agreed by Purchaser, any such assignment shall not relieve the undersigned of its obligations under this letter. Purchaser may assign its rights to another wholly-owned direct or indirect subsidiary, Affiliate, or other entity owned directly or indirectly by the beneficial owners of Purchaser.

5.         Notwithstanding anything that may be expressed or implied in this letter, Purchaser, by its acceptance of the benefits of this equity commitment, covenants, agrees and acknowledges that no person other than the undersigned shall have any obligation hereunder and that, notwithstanding that the undersigned may be a corporation, partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of the undersigned or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of the undersigned or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder Affiliate or assignee of any of the foregoing, as such, for any obligations of the undersigned under this letter or any documents or instrument delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligation or their creation.

6.         Unless assigned in accordance with the terms herein, this letter may only be enforced by Purchaser. Purchaser’s creditors shall not have any right either to enforce this letter or to cause Purchaser or the undersigned to enforce this letter.

7.         Concurrently with the execution and delivery of this letter, the undersigned or an Affiliate of the undersigned is executing and delivering to the Company a Limited Guarantee related to Purchaser’s monetary obligations under the Acquisition Agreement. The Company’s remedies against the undersigned under its Limited Guarantee shall, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against the undersigned and any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, or Affiliate of the undersigned or any former, current or future director, officer, employee, agent, general or limited partner, manager, stockholder, or Affiliate of any of the foregoing in respect of any liabilities or obligations arising under, or in connection with, the Acquisition Agreement and the Transactions contemplated thereby, including in the event Purchaser breaches its obligations under the Acquisition Agreement, whether or not Purchaser’s breach is caused by the undersigned’s breach of its obligations under this letter.

9.         Except to the extent required by applicable Law, including the rules and regulations promulgated of any securities exchange or the rules and regulations promulgated under the Exchange Act and PCC and SRC, this letter shall be treated as confidential and is being provided to Purchaser solely in connection with the Transactions. This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the undersigned. Notwithstanding the foregoing, this letter may be provided to the Company if it agrees to treat the letter as confidential, except that the Company may disclose the existence of this letter to its advisors on a confidential basis in connection with the evaluation of the Transactions or to the extent required by applicable Law or the applicable rules of any national securities exchange.

10.       This letter may be executed in counterparts and by facsimile, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All claims, actions, proceedings, suits, complaints, petitions or other legal proceedings (collectively, “Actions”) arising out of or relating to this letter shall be heard and determined exclusively in any Delaware state or federal court sitting in New Castle County, Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in New Castle County, Delaware for the purpose of any Action arising out of or relating to this letter brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this letter or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

11.       This letter may not be amended except by an instrument in writing signed by each of the parties hereto and consented to in writing (which consent shall not be unreasonably withheld) by the Company.

12.       EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

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Very truly yours,

PROVIDENCE EQUITY PARTNERS VI INTERNATIONAL L.P.

By: Providence Equity GP VI International L.P., its sole general partner

By: PEP VI International Ltd., its sole general partner

By:       /s/  Jonathan M. Nelson

Name:  Jonathan M. Nelson

Title:    Title:  Chief Executive Officer

[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]

EGS ACQUISITION CO LLC

By:	/s/ R. Davis Noell
Name:	R. Davis Noell
Title:	Vice President

By:	/s/ Solomon M. Hermosura
Name:	Solomon M. Hermosura
Title:	Vice President

[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]

Exhibit A

Investors

Providence Equity Partners VI International L.P.

Newbridge International Investment Ltd.